Exhibit 10.1

LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”), effective this 31st day of July, 2007 (the “Effective Date”), between Health Discovery Corporation, a corporation of the State of Georgia, U.S.A., with its principal place of business at 2 East Bryan Street, Suite # 601, Savannah, Georgia, hereinafter referred to as “HDC”,

and

CLARIENT, INC., a corporation of the State of Delaware, U.S.A., with its principal place of business at 31 Columbia, Aliso Viejo, CA 92656, hereinafter referred to as “CLARIENT.”

W I T N E S S E T H, That:

WHEREAS, HDC has certain patent rights and technology covering genomic biomarkers related to prostate cancer; and

WHEREAS, CLARIENT desires to obtain the right to use such patent rights and technology on the terms set forth hereinbelow.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound, the parties agree as follows:

ARTICLE I.    DEFINITIONS

As used in this Agreement the following terms, whether singular or plural, shall have the following meanings:

A.    “Affiliate” shall mean any corporation or other entity that controls, is controlled by or is under common control with a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly controls more than fifty percent (50%) of the voting stock or other ownership interests of the other corporation or entity, or if it possesses the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

B.    “CLARIENT Net Proceeds” shall mean the reimbursement received by CLARIENT or Affiliates of CLARIENT from a third party customer pursuant to the sale, use or other transfer of a Licensed Product which generates a reported result (each, a “Test”).

C.    "Field of Use" shall mean diagnostic tests using gene biomarkers for differentiating clinically significant prostate cancer from other prostate conditions using biopsied prostate tissue.

D.    “HDC Net Proceeds” shall mean the gross receipts received by HDC or Affiliates of HDC from a third party licensee pursuant to a Test of a Licensed Product which generates a reported result, less the following actual and customary deductions: (i) cost of goods sold; (ii) cash, trade or quantity discounts; (iii) sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; (iv) transportation charges or allowances; (v) or credits to customers because of rejections or returns.

E.    "License" shall mean the license granted pursuant to Article II of this Agreement.

F.    “Licensed Technology” shall mean, collectively, Licensed Know-How, Licensed Patents, and Licensed Products.

G.    "Licensed Patents" shall mean the patents and pending patent applications in existence as of the Effective Date and listed in Attachment A, and any divisions, continuations and continuations-in-part or reissues or reexaminations of any patent or pending patent application identified herein (the “Existing Patents”), and any patents issuing from the Existing Patents and their foreign equivalents and any of the patent or patent applications to which any of the Existing Patents directly or indirectly claims priority, or forms a basis for priority, to the extent that such patents or patent applications not listed in Attachment A have claims that cover the Field of Use.

H.    “Licensed Product” shall mean a product, including Licensed Know-How, diagnostic kits, research reagents, proprietary compositions, substances, methods, documentation, services or a part thereof, the manufacture, use, sale, offer to sell, importation, distribution, or transfer of which

1.    is covered in whole or in part by one or more valid and unexpired claims of a granted Licensed Patent in the country in which the Licensed Product is made, used, imported, distributed or sold; or

2.    is covered in whole or in part by any un-cancelled claim being prosecuted in a pending application for a Licensed Patent in the country in which the Licensed Product is made, used, distributed or sold.

Licensed Product is covered by a valid and unexpired claim of a Licensed Patent if in the course of manufacture, use, importation, distribution or sale, it would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent which is not cancelled and has not been held invalid by a court from which no appeal can be taken or has been taken in the time permitted for appeal.

I.    “Licensed Know-How” shall mean the four (4) biomarkers identified in Attachment B and an algorithm developed by HDC that produces predictive results based upon measured gene expression for the four (4) biomarkers.

J.    “Licensed Territory” shall mean worldwide.

K.    "Effective Date" shall mean the date indicated above as the effective date of this Agreement.

ARTICLE II.    GRANT OF LICENSE

A.    Grant of License.

1.    As of the Effective Date of this Agreement, HDC hereby grants to CLARIENT an exclusive license, subject to Article II. A.3., with the right to grant sublicenses to Affiliates, and, upon prior approval by HDC, to third parties under the Licensed Technology to import, make, have made, use and sell any Licensed Product in the Field of Use within the Licensed Territory. For purposes of clarity, the above grant shall include the right for Clarient to incorporate the output and results from the Licensed Product into other tests or algorithms.

2.    Upon relevant approval or clearance by the FDA of the diagnostic test for prostate cancer, the foregoing license shall become an exclusive license within the Field of Use in the Licensed Territory with respect to the commercial reference laboratory field and a nonexclusive license with respect to the academic and research fields.

3.    Notwithstanding anything herein to the contrary, in the event HDC elects to own and/or operate one or more laboratories (each, an “HDC Lab”), then such HDC Lab shall be able to utilize, or have a license under, the Licensed Technology to import, make, have made, use and sell Licensed Product, in the Licensed Territory.

B.    Non-Assert Provision.  During the term of this Agreement and so long as CLARIENT is not in default with respect to any payment due to HDC hereunder,

1.    HDC will not assert any Licensed Patent or Licensed Know-How to prevent CLARIENT or any Affiliate of CLARIENT from importing, using or selling any quantity of Licensed Product in the Field of Use within the Licensed Territory which is subject to CLARIENT Fees (as defined below); and

2.    HDC will not assert any other patent or patent application now or hereafter controlled (in the sense of having the right to grant licenses or sublicenses) by HDC corresponding in subject matter to the Licensed Technology to prevent CLARIENT or any Affiliate of CLARIENT from importing, using or selling any Licensed Product in the Field of Use within the Licensed Territory which is subject to CLARIENT Fees.

C.    Right of First Refusal

If at any time HDC develops and desires to sell, transfer, assign, or license to one or more third parties, any additional biomarkers, HDC shall first offer such rights to CLARIENT by delivering a written notice to CLARIENT. CLARIENT shall have the right, within thirty (30) days following receipt of such written notice, to negotiate with HDC commercially reasonable terms to add such biomarkers to this Agreement. If the parties are unable to come to terms within said thirty (30)-day period, HDC shall have the right to offer such additional biomarkers to third parties. In the event a third-party expresses a willingness to accept HDC’s terms (license fee, royalty rate, minimum volume), HDC shall then notify CLARIENT of such terms and offer them to CLARIENT. CLARIENT shall then have fourteen (14) days to accept the terms in writing. Following delivery of such written acceptance to HDC, the additional biomarkers shall be deemed added to Attachment B hereto and included as part of the Licensed Products pursuant to such terms.

ARTICLE III.    WARRANTIES AND INDEMNITY

A.    Limitations on Liability; Indemnity.

While it is expected that information set forth in the Licensed Patents will enable CLARIENT to manufacture commercially acceptable Licensed Products on a commercial scale, HDC does not warrant or guarantee that such results will be obtained, and HDC shall not be liable to CLARIENT or any customer of CLARIENT because of any failure in the operations of CLARIENT or any customer.  Moreover, while it is believed that the ordinary and anticipated use of the Licensed Technology, or products made therefrom, will not result in safety or health hazards to workers or to purchasers of such products, HDC does not warrant or guarantee against health or safety hazards.

Consistent with the foregoing, each party shall indemnify, defend and hold the other party harmless from any loss and expenses (including reasonable attorneys’ fees, settlements and judgments) resulting from illness, injury or death to persons (including employees of HDC and CLARIENT) or loss or damage to property (including property of HDC and CLARIENT and its customers) or the environment incurred by HDC or a third party and resulting in any way whatever the cause may be arising out of or pertaining to the subject matter of this Agreement unless the same is proven to have been caused directly by bad faith, gross negligence or willful misconduct on the part of HDC or CLARIENT, as the case may be.

Each party shall promptly notify the other party in writing of any suits, claims, actions, demands, complaints, lawsuits or other proceedings (each a “Claim”) that are brought by any third party which are subject to indemnification under this Agreement. The indemnifying party under this Agreement shall have the sole authority to settle any indemnified Claim without the consent of the other party, provided, however, that an indemnifying party shall not, without the written consent of the other party, as part of any settlement or compromise (i) admit to liability on the part of the other party; (ii) agree to an injunction against the other party; or (iii) settle any matter in a manner that separately apportions fault to the other party. As part of the settlement of any Claim, an indemnifying party shall obtain a full, complete and unconditional release from the claimant on utilizing attorneys of its choice, at its own expense.

NEITHER PARTY SHALL IN ANY EVENT BE LIABLE FOR ANY LOSS OF PROFITS, OR FOR BUSINESS INTERRUPTION OR FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NOTWITHSTANDING THE ABOVE, THIS PARAGRAPH SHALL NOT APPLY TO ANY LIABILITY FOR DAMAGES ARISING FROM (A) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (B) BREACH OF THE OBLIGATIONS OF CONFIDENTIALITY UNDER ARTICLE IX OF THIS AGREEMENT; OR (C) LIABILITY FOR INDEMNIFICATION AGAINST THIRD-PARTY CLAIMS AS SET FORTH IN THIS ARTICLE III.A.

B.    HDC Warranties.

HDC represents and warrants that HDC has the exclusive right to license the Licensed Technology on the terms and conditions of this Agreement.

1.    To the best of HDC’s knowledge, Licensed Technology made, used, sold or otherwise disposed of pursuant to this License Agreement, is free from infringement of patents or any other intellectual property rights of others.  Should HDC receive notice of any third party claim of infringement, it shall immediately notify CLARIENT in writing.

2.    HDC has full power and authority and has obtained all third party consents, approvals, assignments and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder.

3.    Subject to the liens listed in ATTACHMENT C, the Licensed Patents are free and clear of all liens, claims, mortgages, security interests, or other encumbrances, and restrictions of others, HDC owns all right, title and interest to the Licensed Patents, including, without limitations, all right, title and interest to sue for infringement of the Licensed Patents.

4.    Subject to Article VIII.A., HDC shall undertake all actions necessary for prosecution and maintenance of the Licensed Patents, including, but not limited to, payment of maintenance, annuity and renewal fees as required by the respective national patent offices that issued the patents, and payment of all attorney fees and costs for prosecution, maintenance, and grant of any pending patent applications.

5.    HDC has obtained and properly recorded previously executed assignments for the Licensed Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction.

6.    There are no existing contracts, agreements, commitments, proposals, offers, or rights with, to, or in any person to acquire any of the rights under the Licensed Technology which would prevent, alter or hinder the performance of the obligations hereunder.

7.    Subject to Article II.A. hereof, no licenses or other rights under the Licensed Technology have been granted or retained by HDC, or any third party, including but not limited to any prior owners, or inventors as to the Field of Use.

8.    Subject to Article II.A. hereof, CLARIENT will not be subject to any covenant not to sue or similar restrictions in its enforcement or enjoyment of the Licensed Technology.

9.    None of the Licensed Patents has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and HDC does not know of and has not received any notice or information of any kind from any source suggesting that the Licensed Patents may be invalid, unpatentable, or unenforceable.

10.    To the extent “small entity” fees were paid to the United States Patent and Trademark Office with respect to any Licensed Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees and specifically had not licensed rights in the Licensed Patent to an entity that was not a “small entity.”

11.    To the best of its knowledge, neither HDC nor its agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Licensed Technology or hinder their enforcement, including, without limitation, misrepresenting HDC’s patent rights to a standard-setting organization.

12.    None of the Licensed Patents has been or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

13.    There are no actions, claims or proceedings threatened, pending, or in progress related to the Licensed Technology.

14.    Subject to the liens listed in ATTACHMENT C, the Licensed Technology is free and clear of all liens, claims, mortgages, security interests, or other encumbrances, and restrictions of others.

15.    Subject to notices listed in Attachment D, HDC has not put a third party on notice of actual or potential infringement of any of the Licensed Patents.  HDC has not initiated any enforcement action with respect to any of the Licensed Patents.

16.    HDC had not and will not collaborate with any third-party in an attempt to invalidate CLARIENT’s intellectual property rights or construct any non-infringement defense

C.    CLARIENT Warranties.

CLARIENT represents and warrants:

1.    CLARIENT will not collaborate with any third party in an attempt to invalidate Licensed Patents or construct any non-infringement defense.

2.    To the extent CLARIENT is permitted , CLARIENT will notify HDC prior to or upon the sale, transfer or other disposition of all or substantially all of the assets of CLARIENT, or upon the acquisition of the outstanding capital stock of CLARIENT, such that any one shareholder owns in excess of 90% of the outstanding economic or voting interest of CLARIENT’s outstanding capital stock.

ARTICLE IV.    PAYMENTS AND REPORTS

A.    Fees Payable.

1.    CLARIENT shall pay to HDC, in accordance with the payment terms set forth in Section IV.B below, thirty percent (30%) of the CLARIENT Net Proceeds received by CLARIENT or an Affiliate of CLARIENT with respect to all Tests of Licensed Products during the term of this Agreement (the “CLARIENT Fees”).

2.    HDC shall pay to CLARIENT, in accordance with the payment terms set forth in Section IV.B below, fifteen percent (15%) of HDC Net Proceeds received by HDC or an Affiliate of HDC with respect to all Tests of Licensed Products during the term of this Agreement (the “HDC Fees”).

B.    Reports and Remittances.

1.    During the term of this Agreement, CLARIENT shall report in writing to HDC within thirty (30) days after the end of each calendar quarter the quantities of each Licensed Product subject to the CLARIENT Fees hereunder that were used or sold by CLARIENT (or an Affiliate of CLARIENT) during said quarter and the calculation of the CLARIENT Fees thereon (each, a “CLARIENT Report”).  No later than thirty (30) days following the date of each such CLARIENT Report, CLARIENT shall pay to HDC the total amount of the CLARIENT Fees indicated in such CLARIENT Report.  If no Licensed Product subject to fee hereunder has been used or sold by CLARIENT during any such period, CLARIENT shall so report in writing to HDC within thirty (30) days after the end of such period.  Reports, notices and other communications to HDC hereunder shall be sent to:

Dr. Stephen D. Barnhill
Chairman & CEO
Health Discovery Corporation
2 East Bryan Street, Suite # 601
Savannah, GA 31401

Payments by CLARIENT to HDC shall be made by wire transfer of immediately available funds to: _____________________________________.

During the term of this Agreement, HDC shall report in writing to CLARIENT within thirty (30) days after the end of each calendar quarter the quantities of each Licensed Product subject to the HDC Fees hereunder that were used or sold by HDC (or an Affiliate of HDC) or any third party who effects a Test of a Licensed Product under a license from HDC during said quarter and the calculation of the HDC Fees thereon (each, a “HDC Report”).  No later than thirty (30) days following the date of each such HDC Report, HDC shall pay to CLARIENT the total amount of the HDC Fees indicated in such HDC Report.  If no Licensed Product subject to fee hereunder has been used or sold by HDC during any such period, HDC shall so report in writing to CLARIENT within thirty (30) days after the end of such period.  Reports, notices and other communications to CLARIENT hereunder shall be sent to:

Clarient, Inc.
Attention: Corporate Controller
31 Columbia
Aliso Viejo, CA 92656

Payments by HDC to CLARIENT shall be made by wire transfer of immediately available funds to the following account: _________________________.

C.    Taxes.

1.    Insofar as any CLARIENT Fees due to HDC hereunder are subject to taxation by any country under the provisions of the tax laws of that country, then HDC shall bear such taxes and HDC hereby authorizes CLARIENT to withhold such taxes from the payments of CLARIENT Fees payable to HDC in accordance with this Agreement if CLARIENT is either required to do so under such country’s tax laws or directed to do so by any agency of such country’s government.  Whenever CLARIENT deducts such tax from any payments due to HDC, then CLARIENT shall furnish HDC with a tax certificate showing the payment of such tax to the government of such country.  In the event such taxes are assessed against CLARIENT by reason of its failure to withhold such taxes from any payments which have been paid to HDC in accordance with this Agreement, then HDC shall reimburse CLARIENT for such tax assessment, but not for any fine, penalty, fee or interest related to CLARIENT’s failure to withhold, pay or make timely payment of such taxes.

2.    Insofar as any HDC Fees due to CLARIENT hereunder are subject to taxation by any country under the provisions of the tax laws of that country, then CLARIENT shall bear such taxes and HDC hereby authorizes CLARIENT to withhold such taxes from the payments of HDC Fees payable to CLARIENT in accordance with this Agreement if HDC is either required to do so under such country’s tax laws or directed to do so by any agency of such country’s government.  Whenever HDC deducts such tax from any payments due to CLARIENT, then HDC shall furnish CLARIENT with a tax certificate showing the payment of such tax to the government of such country.  In the event such taxes are assessed against HDC by reason of its failure to withhold such taxes from any payments which have been paid to CLARIENT in accordance with this Agreement, then CLARIENT shall reimburse HDC for such tax assessment, but not for any fine, penalty, fee or interest related to HDC’s failure to withhold, pay or make timely payment of such taxes.

D.    Late Payment.

If any undisputed sum of money owed to a party hereunder is not paid when due, and remains unpaid for a period of fifteen (15) days following receipt of written notice of such failure to pay, the unpaid undisputed amount shall bear interest at the rate of one and one-half percent (1 ½%), monthly, commencing on the day payment was due, until paid.

ARTICLE V.    COOPERATION

HDC shall assist CLARIENT and provide all necessary information requested by CLARIENT to obtain, at CLARIENT's expense, relevant approval or clearance from the Federal Food and Drug Administration or any other applicable federal or state regulatory agency whose approval is required to commercialize the Licensed Products..

ARTICLE VI.    RECORDS

Each party shall keep adequate records in sufficient detail to enable the CLARIENT Fees and the HDC Fees to be determined and permit said records to be inspected upon reasonable notice and during regular business hours by an independent auditor appointed by the party requesting the audit for this purpose, which auditor shall report to the parties only the amount of CLARIENT Fees or HDC Fees (as applicable) due hereunder.

ARTICLE VII.    CURRENCY CONVERSION CLAUSE

Fees shall be paid in U.S.A. dollars.  For converting into U.S.A. dollars any fee that accrued in another currency, there shall be used the closing buying rate of The Savannah Bank of Savannah, GA applicable to royalty or fee transactions under exchange regulations for the particular currency on the last business day for the accounting period for which payment is due.

ARTICLE VIII.    PATENT MAINTENANCE AND PATENT INFRINGEMENT

A.    Patent Maintenance.

        1.    HDC shall maintain the Licensed Patents, which maintenance shall include retaining one or more patent attorneys to prosecute and/or direct prosecution of a pending application, payment of attorney’s fees and costs for the prosecution of pending patent applications, payment of maintenance fees, and any other actions required to maintain the rights in the Licensed Patents.

a.    In the event that HDC is unable or unwilling to maintain any one or more of the Licensed Patents, CLARIENT may pay the fees for maintaining the indicated patents within Licensed Patent(s) and deduct such payment from any CLARIENT Fees due under this License Agreement.  HDC shall thereupon assign the indicated patents to CLARIENT.  If HDC is unable or unwilling to maintain all or substantially all of the Licensed Patents, CLARIENT may at its option, (i) maintain the Licensed Patent(s) and deduct such payment from CLARIENT Fees due under this Agreement; or (ii) terminate the License Agreement upon thirty (30) days’ notice to HDC.

b.    HDC shall notify CLARIENT before any rights in a Licensed Patent terminate with sufficient time to permit CLARIENT to take action to maintain the patent, if it so chooses.

B.    Patent Infringement.

1.    If either party learns of a substantial infringement of any of the Licensed Patents in the Field of Use, in the Licensed Territory, such party shall promptly provide written notice of the infringement to the other party with reasonable evidence of infringement.  Neither party will notify a third party of infringement of any of the Licensed Patents without first obtaining consent of the other party, which consent will not be unreasonably withheld, if the infringement is within the Field of Use.  Otherwise, HDC may act unilaterally.

a.    HDC will have the primary responsibility to enforce the Licensed Patents, including undertaking litigation or other enforcement action against a third party for infringement of the Licensed Patents.

i.    In the event HDC undertakes litigation or other enforcement action against a third party infringer, CLARIENT shall at HDC’s expense, for CLARIENT’s reasonable out-of-pocket costs, cooperate with HDC as may be required to support HDC’s assertions against the third party infringer in the Field of Use.

ii.    Any proceeds from litigation or other enforcement action will first be applied to reimburse HDC for expenses incurred in the action.  HDC may deduct an additional amount equal to twenty percent (20%) of the total expenses incurred in the action as compensation for lost time, business opportunities and other difficult-to-quantify losses resulting from HDC’s prosecution of the action.  If the infringement is in the Field of Use, remaining proceeds, if any, will be treated as HDC Net Proceeds and subject to the HDC Fees.

b.    If HDC declines to undertake litigation or other enforcement action against a third party for infringement in the Field of Use, CLARIENT may at its option elect to: (i) enforce the Licensed Patent(s) at its own expense, and deduct such expense from any CLARIENT Fees due under this License Agreement; or (ii) terminate the License Agreement upon thirty (30) days’ notice to HDC.

i.    In the event CLARIENT undertakes litigation or other enforcement action against a third party infringer, HDC shall at CLARIENT’s expense, for HDC’s reasonable out-of-pocket costs, cooperate with CLARIENT as may be required to support CLARIENT’s assertions against the third party infringer.

ii.    Any proceeds from litigation or other enforcement action will first be applied to reimburse CLARIENT for expenses incurred in the action.  CLARIENT may deduct an additional amount equal to twenty percent (20%) of the total expenses incurred in the action as compensation for lost time, business opportunities and other difficult-to-quantify losses resulting from CLARIENT’s prosecution of the action.  Remaining proceeds, if any, will be treated as CLARIENT Net Proceeds received by CLARIENT and subject to the CLARIENT Fees.

ARTICLE IX.    CONFIDENTIALITY

The parties have entered into a Mutual Nondisclosure Agreement as of _________, 200__ (the “NDA“) pursuant to which each of the parties agreed to preserve the confidentiality of the other party’s proprietary information.  The terms of the NDA shall continue to govern the parties throughout the term of this Agreement.

ARTICLE X.    TERMINATION

A.    Term.  Unless terminated earlier as hereinafter provided, and subject to the provisions of paragraph (B) of this Article, this Agreement shall terminate on the latest to occur of (i) the fifteenth (15th) anniversary of its Effective Date; or (ii) upon the expiration of the last of the Licensed Patents.

B.    Surviving Obligations.  The termination or expiration of this Agreement shall not relieve either party of:

1.    any liability under Article IX of this Agreement for damages resulting from a breach of the NDA; or

2.    its obligations to

i.    make payment of CLARIENT Fees and/or HDC Fees (as applicable) pursuant to Article IV;

ii.    maintain adequate records under Article VI;

iii.    furnish written reports as provided in Article IV; and

iv.    make payment of CLARIENT Fees and/or HDC Fees (as applicable) on any quantity of Licensed Product that is made prior to the Effective Date of said termination and sold thereafter.

The termination of this Agreement shall not terminate either party’s rights under Articles III and IX hereof.

C.    Termination by CLARIENT.  CLARIENT may terminate this Agreement at any time by giving HDC at least sixty (60) days’ prior written notice.

D.    Termination by HDC.

1.    In the event that any stipulation or provision of this Agreement is breached by CLARIENT, HDC may terminate this Agreement upon sixty (60) days’ written notice to CLARIENT.  However, if such breach is corrected within the sixty (60) day period, and there are no unreimbursed damages resulting from the breach, this Agreement and sublicenses shall continue in force.

2.    HDC may terminate the license granted to CLARIENT in its entirety at any time in the event CLARIENT alleges in any action, directly or indirectly, that any of the patents within Licensed Patents is invalid.

3.    HDC may terminate the license granted to CLARIENT in its entirety in the event CLARIENT introduces a product competing with Licensed Product into the market place.

4.    HDC may terminate the license granted to CLARIENT in its entirety in the event CLARIENT does not exercise reasonable efforts in the sales and marketing of Licensed Product evidenced by the fact that Clarient cannot demonstrate any tangible evidence of such efforts.

5.    HDC may terminate the license granted to CLARIENT in its entirety in the event CLARIENT ceases entirely to have the ability to carry out the Test due to Clarient’s sole fault.

HDC’s right to terminate CLARIENT’s license pursuant to Articles X. D. 1,3,4 and 5 shall be subject to Article XIV.

Subject to negotiations by the parties, the termination of CLARIENT’s license pursuant to Articles X. D1, 3, 4, and 5 shall be deemed to be a conversion of the exclusive license to a nonexclusive license; provided, however, that in the event a prospective third-party licensee under Licensed Technology reasonably requires an exclusive license and after dispute resolution as described in Article XIV, then CLARIENT’s license shall be terminated.

E.    Insolvency.  Should either party (1) become insolvent or unable to pay its debts as they mature, or (2) make an assignment for the benefit of creditors, or (3) permit or procure the appointment of a receiver for its assets, or (4) become the subject of any bankruptcy, insolvency or similar proceeding, then the other party may at any time thereafter upon written notice to such party, and effective concurrent with the date of such notice, cancel this Agreement.

F.    Effect of Termination and Return of Technical Information.  Upon termination or expiration of this Agreement, the parties shall return or destroy, at the discretion of the disclosing party, all copies of confidential information disclosed or provided by the other party.

G.    Reversion of Intellectual Property Rights.  Except as otherwise specified in this Agreement, upon termination of this Agreement, all rights in the Licensed Technology and any other rights granted under this License Agreement, and any sublicense agreements granted by CLARIENT, including any right to sublicense fees, shall revert to HDC.

H.    Disposition of Licensed Products on Hand at Termination.  Upon termination of this Agreement, CLARIENT shall cease its use of Licensed Technology, or any component thereof, provided, however, that CLARIENT shall be permitted to sell Tests of Licensed Products already made pursuant to this Agreement and pay the CLARIENT Fees.

ARTICLE XI.    ASSIGNABILITY

A.    Neither this Agreement nor the rights or licenses herein granted shall be assignable or otherwise transferable by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement in connection with the transfer or sale of its business or all or substantially all of its assets or stocks or in the event of a merger, consolidation, change in control or similar corporate transaction, without such consent. It is understood by the parties that CLARIENT may not and shall not utilize this License Agreement or any of its rights or obligations hereunder as a collateral in any financial transaction.

B.    In the event an assignee of either party does not perform all of the obligations of such assigning party hereunder, (i) the assigning party shall remain responsible and liable for all unperformed obligations and (ii) the non-assigning party shall have the right to terminate this Agreement.

ARTICLE XII.    APPLICABLE LAW

This Agreement is acknowledged to have been made in and shall be construed in accordance with the laws of the State of Delaware without regard to the principles thereof relating to the conflict of laws, provided that all questions concerning the construction or effect of patent applications and patents shall be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be. Subject to Article XIV, each party hereby subjects itself to the jurisdiction the state and federal courts in the State of Delaware.

ARTICLE XIII.    FORCE MAJEURE

Neither party shall be responsible to the other for delay or failure in performance of any of the obligations imposed by this Agreement, provided such delay or failure shall be occasioned by a cause beyond the control of and without the fault or negligence of such party,  including fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure of machinery or equipment or supply of materials, discontinuity in the supply of power, court order or governmental interference, civil commotion, riot, war, terrorism or terroristic threats, strikes, labor disturbances, transportation difficulties or labor shortage.  Notwithstanding the aforesaid, if either party fails to a substantial extent for at least sixty (60) days in fulfilling any of its obligations under this Agreement, the other party may terminate the Agreement.

ARTICLE XIV.    DISPUTE RESOLUTION

In the event that a dispute arises between the parties, the following procedures shall be followed:

A.    Negotiations. In the event that any dispute may arise, the parties shall first seek to resolve any disputes by negotiation among senior executives who have authority to settle the controversy, as follows:

1.    Notification. When a party believes there is a dispute relating to the Agreement, the party will give the other party written notice of the dispute.

2.    Meeting Among Senior Executives. The senior executives shall meet at a mutually acceptable time and place within thirty (30) days after the date of the notice to exchange relevant information and to attempt to resolve the dispute.

3.    Confidentiality. All negotiations are confidential and shall be treated as compromise and settlement negotiations under the United States Federal Rules of Evidence.

B.    Mediation. If the dispute has not been resolved within thirty (30) days after the date of the notice of a dispute, or if the party receiving such notice fails or refuses to meet within such time period, either party may initiate mediation of the dispute by sending the other party a written request that the dispute be mediated.  The party receiving such a written request will promptly respond to the requesting party so that all parties can jointly select a neutral and impartial mediator and schedule the mediation session.  The parties shall mediate the dispute before a neutral, third-party mediator within thirty (30) days after the date of the written request for mediation.

C.    Litigation. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, and not settled as described in Article XIV (A) or (B), may be settled by litigation in the courts of the State of Delaware.

D.    Miscellaneous. Each party shall bear its own costs related to any proceeding described in this Article XIV.  Nothing provided herein shall prevent a party from seeking equitable or injunctive relief.

ARTICLE XV.    ADJUDICATION OF LICENSED PATENTS

Should any Licensed Patents be declared invalid or limited in scope by a final decision (from which no appeal is or can be taken) of a court or other tribunal of competent jurisdiction in the country in which said patent was granted in an action or proceeding initiated by a third party, then the construction placed upon the patent by said court or other tribunal shall be followed by the parties hereto from and after the date of entry of the decree of said court or tribunal and fees shall thereafter be payable to HDC only in accordance with such construction.

ARTICLE XVI.    MISCELLANEOUS PROVISIONS

A.    Nothing herein shall be construed to indicate that this Agreement is an employment, partnership or other joint venture agreement, it being fully understood that each party is acting as an independent contractor as its own agent and assumes full responsibility for its own account and for all of its actions hereunder.  Further, each of HDC and CLARIENT acknowledges that this Agreement does not constitute HDC as the agent or legal representative of CLARIENT, or constitute CLARIENT as the agent or legal representative of HDC.  Each of HDC and CLARIENT further acknowledges that neither party is authorized to create any obligation on behalf of the other.

B.    Each of HDC and CLARIENT has all necessary corporate power to enter into and perform its obligations under this Agreement and has taken all necessary corporate action under its respective certificates of incorporation and by-laws to authorize the execution and consummation of this Agreement.

C.    HDC shall not be required to grant any additional right with respect to the Licensed Technology or furnish information as to which HDC will incur financial or other liability to a third party, and no information shall be required to be furnished over governmental prohibition or objection.

D.    The use and disclosure of technical information acquired pursuant to this Agreement and the exercise of the rights granted by this Agreement shall be subject to the export, assets and financial control regulations of the United States of America including restrictions under regulations of the United States that may be applicable to direct or indirect reexportation of such technical information or of equipment, Licensed Products or services directly produced by use of such technical information.

E.    No license or right is granted by implication or otherwise with respect to any patent application, patent, trademark or copyright except as specifically set forth herein.  No right is granted by either party to this Agreement to use any registered or unregistered trademark or trade name of the other party.

F.    The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity.

G.    This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations, undertakings or agreements, between them, either verbal or written, relating to the subject matter hereof.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by each of the parties hereto.

H.    This Agreement shall be binding upon and inure to the benefit of the successors, permitted assignees and personal representatives of the parties.

I.    The waiver by either party of a default or breach of any provision of this Agreement by the other party shall not operate or be construed as a continuous waiver of any subsequent default or breach.

J.    If any portion of this Agreement shall be found to be illegal or unenforceable, such provision shall be changed and interpreted by limiting and reducing its effect so as to be enforceable to the full extent compatible with respect to applicable law.  The illegality or unenforceability of any one clause shall in no way impair the legality or enforceability of any other clause in this Agreement.

K.    The captions to the several Articles and Sections hereof are not part of the Agreement but merely guides or labels to assist in locating and reading the several Articles and Sections hereof.  Any reference in this Agreement to an Article, Exhibit, Schedule, Attachment or Section shall, unless specifically provided, be to an Article, Exhibit, Schedule, Attachment or Section of this Agreement.

L.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

M.    Except as specifically set forth herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of either party hereto.

N.    Any written notice required under this Agreement shall be sent to the respective addresses for the parties set forth in the introductory paragraphs of this Agreement via first class mail and shall be deemed effective five (5) business days after the mailing date thereof.  Any written notice provided by certified mail, courier, facsimile or overnight delivery service with tracking capabilities shall be deemed effective when acknowledged by an official receipt or express acknowledgement of receipt.

O.    Neither party shall make any public disclosure of, or otherwise disclose to any person (other than its officers, employees, accountants, attorneys and agents whose duties require them to have access to such information), including but not limited to press releases, the existence or terms of this Agreement without the other party’s prior written consent, unless such disclosure is required by law (including securities laws, rules and regulations as well as the rules of any exchange on which either of the parties is publicly traded).  In the event such disclosure is required by law, the parties shall agree on the language of such disclosure.  Any disclosure by a party to its officers, employees, accountants, attorneys, and/or agents shall be subject to the confidentiality restrictions of this Agreement.

P.    Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement, shall be subject to all laws of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

HEALTH DISCOVERY CORPORATION
By: /s/ Stephen D. Barnhill, M.D. Name: Stephen D. Barnhill, M.D. Title: Chairman & CEO Date: July 31, 2007
CLARIENT, INC.
By: /s/ Ron Andrews Name: Ron Andrews Title: President & CEO Date: July 30, 2007

ATTACHMENT A

Licensed Patents

Country/ Region	Patent/Publication/ Application No.	Description
U.S.	7,117,188	Method of Identifying Patterns in Biological Systems and Uses Thereof
U.S.	2007/0092917	Biomarkers for Screening, Predicting, and Monitoring Prostate Disease
U.S.	60/880,070	Biomarkers for Screening, Predicting, and Monitoring Prostate Cancer
Australia	2002253879	Biomarkers for Screening, Predicting, and Monitoring Prostate Disease
Canada	2,435,254	Biomarkers for Screening, Predicting, and Monitoring Prostate Disease
Europe	1459235	Biomarkers for Screening, Predicting, and Monitoring Prostate Disease
Japan	2002-560076	Biomarkers for Screening, Predicting, and Monitoring Prostate Disease

ATTACHMENT B

Licensed Biomarkers

Num	Archival Unigene ID	Current Unigene ID	Symbol	Affy probe	Pathway	Target Description
12337	Hs.7780	Hs.480311	DKFZp564	212412_at	Unknown	Consensus includes gb:AV715767 /FEA= EST /DB_XREF=gi:10797284 /DB_XREF=est:AV715767 /CLONE= DCBATH02 /UG=Hs.7780 Homo sapiens mRNA; cDNA DKFZp564A072 (from clone DKFZp564A072)
9373	Hs.21293	Hs.492859	UAP1/AGX-1	209340_at	Aminosugar metabolism
gb:S73498.1 /DEF=Homo sapiens AgX-1 antigen mRNA; complete cds. /FEA=
mRNA /PROD=AgX-1 antigen /DB_XREF=
gi:688010 /UG=Hs.21293 UDP-N-acteylglucosamine pyrophosphorylase 1 /FL=gb:AB011004.1 gb:NM_003115.1 gb:S73498.1

876	Hs.79037	Hs.476231	HSPD1	200807_s_at	Mitochondrial control of apoptosis
gb:NM_002156.1 /DEF=Homo sapiens heat shock 60kD protein 1 (chaperonin) (HSPD1); mRNA. /FEA=
mRNA /GEN=HSPD1 /PROD=heat shock 60kD protein 1 (chaperonin) /DB_XREF=gi:4504520 /UG=Hs.79037 heat shock 60kD protein 1 (chaperonin) /FL=gb:BC002676.1 gb:BC003030.1 gb:M34664.1 gb:M22382.1 gb:NM_002156.1

1961		Hs.75432	IMPDH2	201892_s_at	de novo guanine nucleotide biosynthesis
gb:NM_000884.1 /DEF=Homo sapiens IMP (inosine monophosphate) dehydrogenase 2 (IMPDH2); mRNA.  /FEA=mRNA /GEN=IMPDH2 /PROD=IMP (inosine monophosphate) dehydrogenase 2 /DB_XREF=gi:4504688 /UG=Hs.75432 IMP (inosine monophosphate) dehydrogenase 2 /FL=gb:J04208.1 gb:NM_000884.1